Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Employee Stock Option Plan for Employees and the 2004 Employee Stock Option Plan for Employees of United Microelectronics Corporation (the “Company”) of our reports dated May 4, 2007, with respect to the consolidated financial statements of the Company included in its Annual Report (Form 20-F) for the year ended December 31, 2006, the Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Ernst & Young
Taipei, Taiwan,
Republic of China

May 4, 2007